June 20, 2000


Michael DiLeece
Ernst & Young LLP
787 Seventh Avenue
New York, NY 10019


RE:  SAMCO Funds, Inc. (Registrant)


Dear Michael:

In accordance with the requirements of Item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following disclosures in the Registrants' reports on Form N-SAR for the period ended April 30, 2000:

Item 77K Change in registrant's certifying accountant

For the fiscal year ended October 31, 1999 and for previous years, Ernst & Young LLP (E&Y) served as independent auditor for the registrant. On December 15, 1999 the Board of Directors and the Audit Committee of the registrant approved a change in the independent auditor by selecting Deloitte & Touche LLP (D &T) as independent auditor for the registrant for the year ending October 31, 2000. The Board's selection of D&T did not result from any dispute between the registrant and E&Y, and E&Y's reports for the last two fiscal years did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended October 31,1999 and during the period prior to the selection of D&T, there was no disagreement between E&Y and the registrant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the two fiscal years ended October 31, 1999 and during the period prior to the selection of D&T, there were no reportable events as defined by Item 304(a)
(1) (v) of Regulation S-K and the registrant has not consulted D&T regarding any matter defined in Item 304 (a) (2) of Regulation S-K prior to their engagement.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to each Registrant's Form N-SAR for the period ended April 30, 2000 (in accordance with Sub-Item 77k of Form N-SAR)


Sincerely


Peter J. Bourke
Chief Operating Officer